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              Consent of Independent Certified Public Accountants


We consent to the incorporation by reference in the Registration Statement (Form S-8) of Intersil Corporation, pertaining to the Intersil Holding Corporation 1999 Equity Compensation Plan and the Intersil Holding Corporation Employee Stock Purchase Plan, of our report dated November 3, 1999 (except as to Note L as to which the date is February 23, 2000), with respect to the consolidated financial statements of Intersil Holding Corporation included in its Registration Statement on Form S-1 (No. 333-95199) filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP


Jacksonville, Florida
February 24, 2000